                                                                 EXHIBIT 4.8(c)



                              HOWMET CORPORATION,

                                   as Issuer

                                      and

                              MARINE MIDLAND BANK,

                                   as Trustee

                             ____________________

                          FIRST SUPPLEMENTAL INDENTURE
                         Dated as of December 15, 1997

                         Supplementing Indenture Dated
                             as of December 7, 1995

                             ____________________

                                  $125,000,000

                     10% Senior Subordinated Notes Due 2003


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                                      -2-



          FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 1997 (this "Supplemental Indenture"), between HOWMET CORPORATION, a Delaware corporation and successor to Howmet Acquisition Corp., as issuer (the "Company"), and MARINE MIDLAND BANK, as trustee (the "Trustee").

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 7, 1995 (the "Indenture"), providing for the creation and issuance by the Company of its 10% Senior Subordinated Notes due 2003 (the "Notes", and together with the Exchange Notes, in each case, issued, authenticated and delivered under the Indenture, in each case, as amended or supplemented from time to time pursuant to the terms of the Indenture, the "Securities");

          WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, subject to certain exceptions specified in Section 9.02 of the Indenture;

          WHEREAS, the parties hereto are entering into this Supplemental Indenture to, among other things, (i) eliminate certain of the definitions contained in Section 1.01 of the Indenture, (ii) eliminate certain restrictive covenants contained in Article Four of the Indenture, (iii) amend certain provisions contained in Articles Four, Five, Six and Eight of the Indenture; and
(iv) eliminate all references in the Indenture to sections and definitions to be deleted in accordance with the preceding clauses (i), (ii) and (iii) (collectively, the "Proposed Amendments");

          WHEREAS, the Holders of at least a majority in aggregate principal amount of the Securities have duly consented to the Proposed Amendments in the manner provided in Section 9.02 of the Indenture; and

          WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the parties hereto.

          NOW, THEREFORE, in consideration of the above premises, each party hereto agrees, for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities, as follows:
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                                      -3-

          SECTION 1.   Definitions.
                       -----------

          For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the terms used herein shall have the respective meanings assigned to them in the Indenture.

          SECTION 2.   Elimination of Definitions from the Indenture.
                       ----------------------------------------------

          The definitions of the following terms and any references thereto are hereby deleted in their entireties from Section 1.01 of the Indenture and from the other sections of the Indenture where such terms or definitions are referenced:

             (i)       Acquired Indebtedness;
             (ii)      Acquisition Date;
             (iii)     Affiliate Transaction;
             (iv)      Asset Sales;
             (v)       Capital Stock;
             (vi)      Change of Control;
             (vii)     Change of Control Date;
             (viii)    Change of Control Offer;
             (ix)      Change of Control Payment Date;
             (x)       Collateral;
             (xi)      Collateral Account;
             (xii)     Collateral Funds;
             (xiii)    Consolidated EBITDA;
             (xiv)     Consolidated Net Income;
             (xv)      Excess Net Proceeds;
             (xvi)     Holdings Intercompany Note;
             (xvii)    Independent;
             (xviii)   Independent Financial Advisor;
             (xix)     Initial Amount;
             (xx)      Initial Distribution;
             (xxi)     Investment;
             (xxii)    Management Agreements;
             (xxiii)   Money Market Account;
             (xxiv)    Net Cash Proceeds;
             (xxv)     Net Offering Proceeds;
             (xxvi)   Net Proceeds Offer;
             (xxvii)   Operating Coverage Ratio;
             (xxviii)  Permitted Investment;
             (xxix)    Permitted Liens;
             (xxx)     Preferred Stock;
             (xxxi)    Proceeds Purchase Date;
             (xxxii)   Purchase Money Note;
             (xxxiii)  Qualified Receivables Transaction;
             (xxxiv)   Receivables Subsidiary;
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                                      -4-

              (xxxv)     Reference Date;
              (xxxvi)    Refinancing Indebtedness;
              (xxxvii)   Restricted Payment;
              (xxxviii)  Restricted Subsidiary;
              (xxxix)    Significant Stockholder;
              (xl)       Significant Subsidiary;
              (xli)      Special Redemption Amount;
              (xlii)     Standard Securitization Undertakings;
              (xliii)    Subordinated Obligations;
              (xliv)     Tax Sharing Agreement;
              (xlv)      Unrestricted Subsidiary; and
              (xlvi)     Weighted Average Life to Maturity.

          SECTION 3.   Elimination or Amendment of Certain Provisions of the
                                                           -----------------
                       Indenture.
                       ----------

          (a) Section 4.08 of the Indenture is hereby amended to state, in its entirety, the following:

          "SECTION 4.08.  Reports.
                          -------

          (a) The Company shall comply with the provisions of TIA (S) 314(a).

          (b)  [Intentionally Omitted].

          (c)  [Intentionally Omitted]."

          (b) Section 4.10 of the Indenture entitled "Limitation on Restricted Payments" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.10. [Intentionally Omitted]."

          (c) Section 4.11 of the Indenture entitled "Limitation on Transactions with Affiliates" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION
4.11.  [Intentionally Omitted]."

          (d) Section 4.12 of the Indenture entitled "Limitation on Indebtedness" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.12. [Intentionally Omitted]."

          (e) Section 4.13 of the Indenture entitled "Limitation on Payment Restrictions Affecting Subsidiaries" is hereby deleted in its entirety, together with any references
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                                      -5-

thereto in the Indenture, and replaced with the words:
"SECTION 4.13.  [Intentionally Omitted]."

          (f) Section 4.14 of the Indenture entitled "Limitation on Additional Senior Subordinated Indebtedness" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words:
"SECTION 4.14.  [Intentionally Omitted]."

          (g) Section 4.15 of the Indenture entitled "Limitation on Change of Control" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.15. [Intentionally Omitted]."

          (h) Section 4.16 of the Indenture entitled "Limitation on Asset Sales" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.16. [Intentionally Omitted]."

          (i) Section 4.17 of the Indenture entitled "Limitation on Capital Stock of Restricted Subsidiaries" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words:
"SECTION 4.17.  [Intentionally Omitted]."

          (j) Section 4.18 of the Indenture entitled "Limitation on Liens" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.18. [Intentionally Omitted]."

          (k) Section 4.19 of the Indenture entitled "Limitation on Transfer of Assets to Certain Subsidiaries" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "
SECTION 4.19.  [Intentionally Omitted]."

          (l) Section 4.20 of the Indenture entitled "Deposit of Proceeds with Trustee Pending Consummation of the Acquisition" is hereby deleted in its entirety, together with any references thereto in the Indenture, and replaced with the words: "SECTION 4.20. [Intentionally Omitted]."

          (m) Section 5.01 of the Indenture is hereby amended to state, in its entirety, the following:
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                                      -6-

          "SECTION 5.01.  Merger, Consolidation
                          and Sale of Assets.
                          ---------------------

          (a) The Company shall not in a single transaction or through a series of related transactions consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its Properties and assets unless:

               (1) either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred (the Company or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation organized and validly
           ----------------
          existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Obligations of the Company under the Notes and this Indenture.

               (2)  [Intentionally Omitted];

               (3) immediately before or immediately after and giving effect to such transaction no Default or Event of Default shall have occurred or be continuing; and

               (4) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or adoption and such supplemental indenture comply with this Article Five, that the Surviving Person agrees to be bound hereby, and that all conditions precedent herein provided (which, in the case of the Opinion of Counsel, may be limited to the condition specified in clause (1) of this Section 5.01(a)) relating to such transaction have been satisfied.

          (b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the Properties and assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the Properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          (c)  [Intentionally Omitted]."

          (n) Section 6.01 of the Indenture is hereby amended to state, in its entirety, the following:

          "SECTION 6.01.  Events of Default.
                          -----------------

          An "Event of Default" occurs if:

               (1) the Company defaults in the payment of any installment of interest on any Notes as and when the same becomes due and payable and the Default continues for a period of 30 days (whether or not prohibited by the subordination provisions of this Indenture);

               (2) the Company defaults in payment of all or any part of the principal on any Notes when the same becomes due and payable at maturity, upon any redemption, by declaration or otherwise (whether or not prohibited by the subordination provisions of this Indenture);

               (3) the Company or any Subsidiary Guarantor fails duly to observe or comply with any of its other covenants or agreements contained in the Notes or this Indenture and the Default continues for a 30-day period and after the notice specified below;

               (4)  [Intentionally Omitted];

               (5) the Company (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself; (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors; or (F) takes any corporate action to authorize or effect any of the foregoing;

               (6) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company in an involuntary case or proceeding under any Bankruptcy Law, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company, (B) appoint a Custodian of the Company or for substantially all of its property or
          (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

               (7)  [Intentionally Omitted]; or

               (8)  [Intentionally Omitted].

          A Default under clause (3) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 50% in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default, and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 50% in principal amount of the Notes then outstanding. Such notice shall be given by registered or certified mail, return receipt requested."

          (o) Section 6.02 of the Indenture is hereby amended to state, in its entirety, the following:
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                                      -9-


          "SECTION 6.02.  Acceleration.
                          ------------

          If an Event of Default occurs and is continuing and has not been waived pursuant to Section 6.04, then the Trustee or the Holders of at least 50% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and
     --------------------
     payable or (ii) if there are any amounts outstanding under the New Bank Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Bank Credit Facility or 5 Business Days after receipt by the Company and the Representative under the New Bank Credit Facility of such Acceleration Notice unless all Events of Default specified in such Acceleration Notice (other than any Event of Default described in clause (2) of Section 6.01) shall have been cured. If an Event of Default specified in Section 6.01(5) or (6) occurs with respect to the Company, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable
                       ----------
     without any declaration or other act on the part of the Trustee or any Noteholder.

          The declaration of acceleration is subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Notes and the principal of any and all Notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified in the Notes, to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence or bad faith, and if any and all Events of Default, other than the non-payment of the principal of Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon."

          (p) Section 8.02 of the Indenture is hereby amended to state, in its entirety, the following:

          "SECTION 8.02.  Defeasance and Discharge
                          of Indenture.
                          ------------------------

          The Company shall be deemed to have paid and discharged the entire Indebtedness on all the outstanding Notes on the 91st day after the date of the deposit referred to in subparagraph (a) hereof, and the provisions of this Indenture, as it relates to such outstanding Notes, shall no longer be in effect (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to: (1) rights of registration of transfer and exchange, and the Company's right of optional redemption, (2) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (3) rights of Holders to receive payments of principal thereof and interest thereon, (4) the rights, obligations and immunities of the Trustee hereunder and (5) the rights of the Noteholders as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them; provided that all of the following
                                            --------
     conditions shall have been satisfied:

               (a) the Company has deposited or caused to be irrevocably deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 who shall agree to comply with the provisions of this Article) as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (i) U.S. Legal Tender in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one business Day before the due date of any payment referred to below U.S. Legal Tender in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, the principal of and each installment of principal and interest on the outstanding Notes as of the maturity date of such principal or installment of interest;

               (b) such deposit shall not cause the Trustee to have a conflicting interest as defined in the TIA;

               (c) such deposit shall not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Company or any Subsidiary Guarantor, if any, is a party or by which it is bound;

               (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;

               (e) the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of the Notes shall not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) the creation of the trust will not violate the Investment Company Act of 1940, as amended; and

               (f) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this provision have been complied with."

          SECTION 4.   Operation of Supplemental Indenture.
                       -----------------------------------

          This Supplemental Indenture shall become effective upon execution by the parties hereto and the Proposed Amendments shall become operative upon the delivery to the Trustee of an Officers' Certificate certifying that the Company has purchased, by accepting for payment, all Securities that have been validly tendered (and not withdrawn) pursuant to the Company's offer to purchase Securities on the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement, dated November 24, 1997, as it may be supplemented from time to time, and the related Consent and Letter of Transmittal.

          SECTION 5.   Concerning the Trustee.
                       ----------------------

          The Trustee accepts the trusts of the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as supplemented by this Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Securities agree and, except as expressly set forth in the Indenture, as supplemented by this Supplemental Indenture, shall incur no liability or responsibility in respect thereof. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture, or for or in respect to the recitals contained herein, all of which recitals are made solely by the Company.

          SECTION 6.   Miscellaneous.
                       -------------

          (a) Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

          (b) All agreements of the Company in this Supplemental Indenture shall bind the Company's successors.

All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

          (c) THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

          (d) If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or in the Indenture by the TIA, the required provision shall control.

          (e) The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          (f) This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall represent one and the same agreement.

          (g) In case any provision of this Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

                            [Signature page follows]

                                   SIGNATURES

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

                              HOWMET CORPORATION,
                              as Issuer

                              By:    /s/ Roland A. Paul
                                     ------------------
                              Name:  Roland A. Paul
                              Title: Vice President


                              MARINE MIDLAND BANK,
                              as Trustee

                              By:    /s/ Robert A. Conrad
                                     --------------------
                              Name:  Robert A. Conrad
                              Title: Vice President